Exhibit 99.1

AITX’s and RAD’s ROSA Appears in ‘Cash Out’ Starring John Travolta

Action-Packed Bank Heist Film Premiered Thursday Night, with CEO Steve Reinharz in Attendance

Detroit, Michigan, March 22, 2024 – Robotic Assistance Devices Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), today announced that ROSA, its most popular AI-powered security solution is featured in the upcoming action film ‘Cash Out’. Steve Reinharz, CEO/CTO of AITX and RAD, attended the premiere of the film at the Gasparilla International Film Festival Thursday night in Tampa, Florida. “This is a really fun, entertaining movie, but sorry John and Kristin, our ROSA steals every scene it’s in.”

Cash Out stars John Travolta, Kristin Davis, Quavo, Lukas Haas and Sean Astin. It was directed by Ives and written by Doug Richardson and Dipo Oseni. The film is scheduled to be released in theaters by Saban Films on April 26, 2024

According to its producers, Cash Out is a fun, smart and witty cat-and-mouse heist film in the spirit of the classic Steve McQueen-Faye Dunaway thriller “The Thomas Crowne Affair.” Mason Goddard (Travolta) is a suave, debonair world-class master thief at the top of his game. Believing he has pulled off the perfect multi-million dollar heist and can finally retire, he must first match wits with a sexy FBI investigator (Davis).

Reinharz continued, “It’s so great to see one of our solutions appear in another big production, and doing what it’s designed to do, detect and alert others when bad things are about to happen, and in Cash Out, ROSA stays busy.”

Reinharz noted that still images of ROSA in action appear on Cash Out’s IMDB page.

“It’s important for the Company, our investors, fans and followers to see our solutions at work and at play,” concluded Reinharz. “Our efforts to feature RAD solutions in film, TV and through other avenues will continue.”

ROSA, (Responsive Observation Security Agent), is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published five Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

###

Steve Reinharz

949-636-7060
@SteveReinharz